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                                                                   Exhibit 10.16

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is executed and effective as of the 1st day of July, 1998, by and between MARCIA MAZRIA an individual ("Employee"), and WAREFORCE INCORPORATED, a California corporation (the "Company"), with reference to the following facts:

Employee is an individual possessing unique management and executive talents of value to the company.

The Company desires to continue the employment of Employee as the Vice President of Marketing and Communications, and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreements.

                                    AGREEMENT

In consideration of the foregoing recitals and of the covenants and agreements herein, the parties agree as follows:

1. The Company hereby engages Employee to perform the duties and render the services set forth in Sections 2 for a period commencing on July 1, 1998 (the "Start Date") and ending on the third anniversary of such date, (the "Employment Period") and Employee hereby accepts said employment and agrees to perform such services during the Employment Period. Unless this Agreement is terminated pursuant to Section 4 or unless either party gives the other written notice to the contrary at least six (6) months prior to an expiration date, this Agreement, together with any changes which have occurred during the employment period then expiring, shall automatically renew at the end of an Employment Period for an additional one (1) year employment period.

2.   DUTIES

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     2.1. VICE PRESIDENT OF MARKETING AND COMMUNICATIONS: Performing executive work of major importance to the Company, with the primary focus being the profitable management and profitable growth of the Company as a whole. During the Employment Period, Employee shall devote her full business time and attention to performing her duties as Vice President of Marketing and Communications of the Company. However, not withstanding anything else to the contrary in this Agreement, the Employee may devote such time as is necessary for her to fulfill certain ongoing current and future consulting engagements with companies that do not compete with the Company. The time devoted to these consulting engagements shall not take away from the Employee's first loyalty to the Company however. She shall 1) continue to build and supervise marketing and communications teams to profitably market the Company's products and services to customers in territories associated with all of the Company's branches, subsidiaries and divisions in the United States and worldwide; 2) manage the overall direction, coordination, and evaluation of the Company and its subsidiaries and divisions' marketing efforts to achieve or exceed both the earnings-per-share and gross revenue targets of the Company;
          3) assist the Chief Executive Officer in formulating and administering Company policies; 4) successfully communicate to the investment community the Company's strategies and visions and press releases as well as supervise outside services in doing so; 5) review and analyze the activities costs, operations of the Company's marketing efforts to define and to track their progress toward achieving their goals and objectives, including but not limited to managing the Company's co-op and Market Develop Fund activities with vendors; 6) carry out supervisory responsibilities in accordance with Company policies, and applicable laws; 7) interview, hire and train marketing and communications managers and staff; 9) plan, assign and direct the work of marketing and communications managers and staff, appraise their performance, and reward and discipline them, and address their complaints; 10) submit all

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          required documentation in a timely and accurate manner. The above description of duties is non-exhaustive. Employee shall work out of the Company's headquarters location and/or her home office as determined by her and shall report to Company" Chief Executive Officer. Employee recognizes that the Board of Directors of the Company may be required under its fiduciary duty to the Company and to its stockholders to eliminate such position or to appoint a different person as such officer of this Company. The parties agree however, that any such elimination or replacement of Employee by the Company, other than pursuant to Section 4.2.1 or 4.3.2. hereof, shall constitute a termination of Employee's employment hereunder by the Company without cause.

     2.2. CHANGE OF CONTROL. If the Company or a significant portion thereof is sold or merged or undergoes a change of control transaction (as defined in the Company's Stock Option Agreement, a copy of which is attached hereto as Exhibit A), this Agreement shall survive consummation of such transaction and shall continue in effect for the remainder of the Employment Period, but Employee shall serve as an officer of the entity which succeeds to the business or a substantial portion of the business of the Company, and is such case shall bear a suitable title and perform the duties and functions of such office of such publicly traded or privately held successor, consistent with those customarily performed by an officer of such a unit, division or entity comparable to the then business of the Company, unit, division or entity. Employee may be required to accept greater or lesser responsibility by any successor, and agrees to fully cooperate and assist in any resulting transition for up to the remainder of the Employment Period; and any adjustments required of Employee to complete the transition to any successor, unit, division or entity, shall not violate this Agreement so long as "good reason" does not arise under Sections 4.6.2(ii), (iii) or (v). This Agreement shall apply to the automatic modification in duties resulting from such transaction as set forth above, however,

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          notwithstanding the foregoing, Employee any exercise any "good reason"
          rights he may have under Section 4.6.2(iv).

     2.3. CONFLICT OF INTEREST. Employee agrees that during the term of employment Employee will not, directly or indirectly, compete with the Company in any way, or usurp an Company opportunity in any way, nor will employee act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business in which the Company is now engaged or in which the Company becomes engaged during the term of employment. The Company is now engaged in the business of reselling computer hardware, software and peripherals, primarily to corporate and governmental accounts, and in the business of selling computer systems consulting, help and maintenance services, also primarily to corporate, education and governmental accounts. The Company is not now engaged in the business of manufacturing computers or their primary components, nor is it now in the business of reselling computers to non-end users. The Company may become engaged in the business of final assembly of computers and may become engaged in the business of catalog, mail-order or internet sales of computer hardware, software and peripherals. Employee also agrees that during the term of employment, Employee will not, directly or indirectly, whether on his own behalf or on behalf of another, offer employment or a consulting assignment to any Company employee, nor will Employee, nor Employee's employer, directly or indirectly, whether on his own behalf or on behalf of another, actually employ or grant a consulting assignment to any Company employee. Employee also agrees that during the term of employment Employee will not, directly or indirectly, whether on his own behalf or on behalf of another, contact or solicit any of Company's clients to do business with any entity other than Company.

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     2.4. During the term of employment with the Company, Employee may have access to and become acquainted with information of a confidential, proprietary or secret nature which is a "trade secret" of the Company as defined in California Civil Code Section 3426.1(d). Employee shall not disclose any of the Company's trade secrets, directly or indirectly or use them in any way, either during the term of this agreement or at any time thereafter, except as required in the course of employment with the Company and except as may be permitted in accordance with the California Uniform Trade Secrets Act (Civil Code Sections 3426-3426.11)..

     2.5. Employee agrees that all customers of the Company, for which the Employee has provided or will provide services during the Employee's employment by the Company, and all prospective customers from whom the Employee has solicited business while in the employ of the Company, shall be the customers of the Company and not of the Employee during the term of this Agreement.

     2.6. After Employee's employment terminates, she will not engage in any conduct that constitutes unfair competition with the Company as such term is defined pursuant to the substantive law of the State of California.

3. COMPENSATION. As compensation for her services to be performed hereunder, the Company shall provide Employee with the following compensation and benefits:

     3.1 BASE SALARY. Employee's base salary shall be $80,000.00 per year, shall never be decreased, and shall be subject to an annual review for purposes of increase, payable in accordance with the Company's payroll practices as in effect from time to time, and subject to such withholding as is required by law.

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     3.2  BONUSES.

          3.2.1. Employee shall receive a quarterly bonus of $5,000 which shall be subject to such withholding as is required by law.

          3.2.2. Employee and Company agree that within ninety (90) days from the Effective Date of athis Agreement, Company shall establish a bonus plan for Employee to be based on the amount of Co-op and Market Development Funds collected by the Company at the direction of the Employee.


     3.3. BENEFITS.

          3.3.1. VACATION. Employee shall be entitled to vacation time as has been accrued each pay period since July 1, 1998, less any vacation taken in such amounts and under such conditions as normally afforded to the Company's management and as is defined in the Company's Employee Handbook. In the event Employee does not use such vacation, she shall receive, upon termination of the Employment Period, vacation pay for all unused vacation calculated as having accrued at the applicable base salary for each relevant period of his employment. However, Employee shall endeavor to take vacation time in the year in which it is allocated to her.

          3.3.2. BUSINESS EXPENSES. The Company shall reimburse Employee for reasonable business expenses incurred by Employee in the course of performing services for the company and in compliance with procedures established from time to time by the Company. This reimbursement shall occur on a monthly basis, and is subject to Employee providing reasonable and appropriate documentation (i.e. satisfactory for IRS purposes) in support of all business expenses reimbursement sought.

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          3.3.3. STOCK OPTIONS. Company shall grant Employee incentive stock options on the same terms as granted to its senior executives (excluding the Company's Chief Executive Officer). The issuance of options is subject to approval by the Company Board of Directors Compensation Committee. (See attached copy of Option Plan and Option Agreement.)

                 3.3.3.1. Company agrees to make an initial grant to the
                          Employee of 5,000 fully vested and exercisable options on July 13, 1998 at a Fair Market Value of $3.00 per option. These shares shall be granted in partial consideration of services rendered prior to July 13, 1998. The Employee is responsible for payment of any taxes associated with such grant.

          3.3.4. OTHER BENEFITS. Company shall provide Employee with employment benefits as 401(k) participation, automobile allowance, medical insurance and disability insurance, on the terms and to the extent generally provided by the Company to its other senior management employees.

     3.4 OTHER PERSONS. The parties understand that other officers and employees may be afforded payments and benefits and employment agreements which differ from those of Employee in this agreement; but Employee's compensation and benefits shall be governed solely by the terms of this Agreement, which shall supersede all prior understandings or agreements between the parties concerning terms and benefits of employment of Employee with the Company. Other officers or employees shall not become entitled to any benefits under this Agreement.

4.   TERMINATION.

     4.1. TERMINATION BY REASON OF PERMANENT DISABILITY. The Employment Period shall terminate upon the permanent

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          disability (as defined in Section 4.6.3 below) of Employee.

     4.2. TERMINATION BY COMPANY

          4.2.1. The Company may terminate the Employment Period for "cause" by seven (7) days advance written notice to Employee. However, no such advance written notice shall be given if the Company determines that the Company or a person would suffer irreparable harm should the Employee be given notice.

                 4.2.1.1. For such termination for "cause", the employee shall have a ninety (90) day period from the date of the written notice to cure such "cause". However, this cure period shall not apply to termination's wherein the Company's Board of Directors determines that the Company would suffer irreparable harm should the Employee be given the right to cure.

          4.2.2. The Company may terminate the Employment Period for any other reason, with cause other than those described in Section 4.6.1 or without cause, by thirty (30) days advance written notice.



     4.3  TERMINATION BY EMPLOYEE

          4.3.1. Employee may terminate the Employment Period for "good reason" (as defined in section 4.6.2 below) at any time by written notice to the company.

          4.3.2. Employee may terminate the Employment Period for any other reason by thirty (30) days advance written notice to the Company.

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     4.4  SEVERENCE PAY

          4.4.1 In the event the Employment Period is terminated by the Company for any reason other than pursuant to Section 4.2.1 or Section
                 4.3.2 hereof or if the Employment Period is terminated because of a permanent disability of Employee pursuant to Section 4.1, upon the effectiveness of any such termination, the Company shall be obligated to pay to the employee (or his executors,administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of effectiveness of such termination and, in addition, a cash severance payment equal to nine (9) month's total base salary at the rates set forth herein, and such other benefits as may be required by law; but in no case shall such severance benefits be less than those accorded by the Company to any other one of its senior management employees.

          4.4.2 In addition, all stock options and general stock appreciation rights granted by the Company to Employee which otherwise would have vested within nine (9) months following the Date of Termination for death or disability shall accelerate and become fully vested and exercisable on the Date of Termination for death or disability, and shall remain exercisable for a period ending on the normal expiration date specified in the option agreements.

          4.4.3. In the event the Employment period is terminated by the Company pursuant to Section 4.2.1 hereof, or the Employment Period is terminated by Employee pursuant to Section 4.3.2 hereof, the Company shall have no obligation to pay any severance pay to Employee. The Company shall, however, be obligated to pay to Employee (or executors, administrators or assigns, as the case may be) all unpaid salary,

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                 benefits and bonuses (if any) accrued through the date of
                 termination and shall provide such other benefits as may be required by law.

     4.5 TERMINATION BENEFITS. In the event of termination of the employment Period pursuant to Section 4.2 or 4.3.1, the Company shall provide Employee, Employee's spouse or domestic partner and children, if any, with such normal medical insurance, on the terms and to the extent generally provided by the Company to its other senior management employees of the level comparable to Employee, for a period of six (6) months from the date of the termination of the Employment Period.

     4.6  CERTAIN DEFINITIONS. For purposes of this Agreement:

          4.6.1. The term "cause" shall mean those acts identified in Section 2924 of the California Labor Code, as that section exists on October 1, 1997, to wit, any willful breach of duty by the Employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform it.

          4.6.2. The term "good reason" shall mean the occurrence of one or more of the following events without Employee's express written consent (I) removal of Employee from the position and responsibilities as set forth under Section 2 above; (ii) a material reduction by the company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefit package is significantly reduced; (iii) the relocation of Employee to a facility or a location outside of California;
                 (iv) a change in the control of the Company, or (v) any material breach by the Company of any material provision of this Agreement which

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                 continues uncured for thirty (30) days following written notice thereof.

          4.6.3. The term "permanent disability" shall mean Employee's incapacity due to physical or mental illness, which results in Employee being absent from the performance of his duties with the Company on a full-time basis for a period of six (6) consecutive months. The existence or cessation of a physical or mental illness which renders Employees absent from the performance of his duties on a full-time basis shall, if disputed by the Company or Employee, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Employee and one selected by the Company. During the period of absence, but not beyond the expiration of the Employment Period, Employee shall be deemed to be on disability leave of absence, with his compensation paid in full. During the period of such disability leave of absence, the Board of Directors may designate an interim officer with the same title and responsibilities of Employee on such terms, as it deems proper.

     4.7. EMPLOYEE BENEFIT PLANS

          Any employee benefit plans in which employee may participate pursuant to the terms of this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law, and nothing in this Agreement shall impair the Company's right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the Company, and is not intended to create an employee benefit plan or to modify the terms of any of the Company's existing plans.

5.   MISCELLANEOUS

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     5.1  ARBITRATION/GOVERNING LAW. To the fullest extent permitted by law, any dispute, or claim or controversy of any kind (including but not limited to tort, contract, and statue) arising under, in connection with, or relating to this Agreement or Employee's employment, shall be resolved exclusively by binding arbitration in Los Angeles County, California in accordance with the commercial rules of the American Arbitration Association then in effect. The Company and Employees agree to waive any objection to personal jurisdiction or venue in any forum located in Los Angeles County California. No claim, lawsuit or action of any kind may be filed by either party to this Agreement except to compel arbitration or to enforce an arbitration award; arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator's award in any court having Jurisdiction.The validity; interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

     5.2 ASSIGNMENT. This agreement shall inure to the benefit of and shall be binding upon the successors and assigns shall specifically assume this Agreement. Since this agreement is based upon the unique abilities of, and the Company's personal confidence in Employee, Employee shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Company.

     5.3 SEVERABILITY. If any provision of this Agreement shall be found invalid, such findings shall not effect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

     5.4 WAIVER OF BREACH. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any

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          right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

     5.5 ENTIRE AGREEMENT. This instrument, together with the plans referred to in Section 5, contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the parties.

     5.6 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States mail, registered or certified mail, return receipt requested, with first-class postage prepaid and properly addressed as follows. For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 5.6) shall be as follows:

     If to Employee:
     Marcia Mazria
     (omitted)
     Santa Monica, CA (omitted)

     If to the Company:
     Wareforce Incorporated
     2361 Rosecrans Avenue, Suite 155
     El  Segundo, California 90245
     Attention: General Counsel

     5.7. HEADINGS. The paragraph and subparagraph headings herein are for the convenience only and shall not affect the construction hereof.

     5.8. FURTHER ASSURANCES. Each of the parties hereto shall, from time to time, and without charge to the other

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           parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

     5.9. ATTORNEYS' FEES. The trier of any dispute between the parties in connection with this agreement shall have the power (but not the obligation) to award the party (if any) determined by such trier to be the prevailing party all or any part os such party's attorneys' fees and costs.

     5.10. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all, which together shall constitute one and the same instrument.

     5.11. SEPARATE COUNSEL. The Company has been represented by counsel in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Employee has been invited to have his own counsel review and negotiate this Agreement and Employee has either obtained has either obtained his own counsel or has elected not to obtain counsel.

     5.12. INDEMNIFICATION. The Company shall provide to the Employee insurance coverage under its Director and Officer's Insurance and General Liability, and Employment Practices policies to the same extent as it provides to all other similar employees of the Employee's title and position.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.


"EMPLOYEE"                                                    "COMPANY"

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                                                     WAREFORCE INCORPORATED
                                                     a California corporation

/s/Marcia Mazria                                     By: /s/ Dan Ricketts
----------------                                         ----------------
Marcia Mazria                                        Title: General Counsel